Registration No. 333-
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                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                       ------------------------------------
                                      FORM S-8
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933
                           ----------------------------
                               CNB BANCSHARES, INC.
              ------------------------------------------------------
              (Exact Name of Registrant as Specified in Its Charter)

          Indiana                                    35-1568731
---------------------------------     ------------------------------------
(State or Other Jurisdiction          (I.R.S. Employer Identification No.)
Of Incorporation or Organization)


              20 N.W. Third Street, Evansville, Indiana      47739
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              (Address of Principal Executive Offices)  (Zip Code)

                 CNB BANCSHARES, INC. 1999 STOCK INCENTIVE PLAN
           -----------------------------------------------------------
                           (Full Title of the Plan)

                                John R. Spruill
     Executive Vice President and Chief Financial and Administrative Officer
                              CNB Bancshares, Inc.
                  20 N.W. Third Street, Evansville, Indiana 47739
                                 (812) 456-3400
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(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                  Copies to:
                             Thomas C. Erb, Esq.
                         Lewis, Rice & Fingersh, L.C.
                         500 N. Broadway, Suite 2000
                          St. Louis, Missouri  63102
                               (314) 444-7600


                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                    Proposed    Proposed
                                    Maximum     Maximum
                                    Offering    Aggregate    Amount
Title of Securities  Amount to Be   Price Per   Offering     Registration
to be Registered     Registered (1) Share(2)    Price(3)     Fee(3)
-----------------------------------------------------------------------------
Common Stock          1,000,000      $40.875   $40,875,000   $12,058.13
(no par value)
===============================================================================

     (1) Pursuant to Rule 416, this Registration Statement shall also be deemed to cover any additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

     (2) The amount set forth herein is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) and is based on the closing sale price of a share of CNB Bancshares, Inc.'s common stock on the New York Stock Exchange, as reported in the Wall Street Journal (Midwest Edition) on April 27, 1999, being within 5 business days of the filing of this Registration Statement.

                                      PAGE


PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     CNB Bancshares, Inc. (the "Corporation") hereby incorporates by reference into this Registration Statement the following documents with respect to the Corporation previously filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Annual Report of the Corporation on Form 10-K for the fiscal year ended December 31, 1998 as filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998; and

     (c) The description of the Corporation's common stock (the "Common Stock") contained in the Corporation's Registration Statement on Form 8-A, dated April 1, 1996, filed pursuant to Section 12 of the Exchange Act and including any amendments or reports filed by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act for purposes of updating such description.

     All reports and other documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     This item is inapplicable as the securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Certain legal matters in connection with the Plan and the shares of Common Stock to be issued through the Plan have been passed upon for the Corporation by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri, 63102.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Indiana Business Corporation Law (the "Indiana Corporate Law") and the Restated Articles of Incorporation and Bylaws of the Corporation, the Corporation is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to the Corporation in certain circumstances. The Corporation may also voluntarily undertake to indemnify certain persons acting on the Corporation's behalf in certain circumstances.

     The Indiana Corporate Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Corporate Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Corporate Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Corporate Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation.

     The Indiana Corporate Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Corporate Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Corporate Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, bylaws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, the Corporation's Bylaws generally provide for the indemnification of the Corporation's directors, officers, employees and agents to the extent permitted by the Indiana Corporate Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     This item is inapplicable.

ITEM 8.  EXHIBITS.

     The following exhibits are submitted herewith or incorporated by reference herein:

Exhibit
Number       Exhibit
------       -------

  5          Opinion of Lewis, Rice & Fingersh, L.C.

 23(a)       Consent of Lewis, Rice & Fingersh, L.C. (included as part of
             Exhibit 5(a))

 23(b)       Consent of KPMG LLP

 24          Powers of Attorney (included in signature page of this Registration
             Statement)

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                     (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, as of April 30, 1999.


                                                CNB BANCSHARES, INC.
                                           ----------------------------
                                                (Registrant)

                                     By:   /s/ James J. Giancola
                                           ----------------------------
                                                James J. Giancola
                                                President and Chief Executive
                                                Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 30, 1999 by the following persons in the capacities indicated.


Name                          Title/Position
----                          --------------

*                            Chairman of the Board
---------------------
H. Lee Cooper III

/s/ James J. Giancola         President, Chief Executive Officer
---------------------         and Director (principal executive officer)
James J. Giancola


/s/ John R. Spruill           Executive Vice President
---------------------         (principal financial officer)
John R. Spruill


/s/ Ralph L. Alley            Senior Vice President and
---------------------         Controller, Treasurer (principal
Ralph L. Alley                accounting officer)


       *                      Director
---------------------
John D. Engelbrecht

       *                      Director
---------------------
Terrence A. Friedman


       *                      Director
---------------------
Robert L. Koch, II

       *                      Director
---------------------
Larry J. Kremer


       *                      Director
---------------------
Edmund L. Hafer


       *                      Director
---------------------
James E. Hutton


       *                      Director
---------------------
Burkley F. McCarthy


       *                      Director
---------------------
Robert K. Ruxer


                              Director
---------------------
Thomas W. Traylor


       *                      Director
---------------------
Alton C. Wendzel



* By /s/ John R. Spruill
     -------------------
     Attorney-in-fact

                                 CNB BANCSHARES, INC.
                            FORM S-8 REGISTRATION STATEMENT

                                    EXHIBIT INDEX


Reg. S-K
Item 601
Exhibit No.               Exhibit
-----------               -------

   5            Opinion of Lewis, Rice & Fingersh, L.C.

  23(a)         Consent of Lewis, Rice & Fingersh, L.C.
                (included as part of Exhibit 5)

  23(b)         Consent of KPMG Peat Marwick LLP

  24 Powers of Attorney (included in signature page of this Registration Statement)